Exhibit 99.1

1-800-FLOWERS.COM® Reports Signing Definitive Agreement To Sell its Home and Children’s Gifts Business

CARLE PLACE, N.Y.--(BUSINESS WIRE)--December 7, 2009--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported that it has signed a definitive letter of agreement to sell its Home and Children’s Gifts business to PH International, LLC, a Richmond, Virginia-based manufacturer and wholesaler of home décor and garden products. Included in the sale are the Plow and Hearth, Problem Solvers, Wind and Weather, HearthSong and Magic Cabin brands as well as the division’s offices and warehouse facility in Madison, VA and a warehouse distribution center located in Vandalia, OH. According to the terms of the agreement, purchase price is $17 million (plus adjustments for seasonal working capital). The sale is expected to close near the end of January, 2010.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “We’re very pleased to have concluded this agreement and believe this will enable us to focus all of our efforts and investments on the business categories that we believe offer the best opportunities for growth and profitability, including our 1-800-FLOWERS.COM consumer floral business, our BloomNet wire service and our Gourmet Food and Gifts Baskets segment – which includes our recently launched 1-800-Baskets.com brand. The sale also represents an excellent growth environment for the associates of the Madison Brands businesses based on PH International’s vertically integrated business platform, with manufacturing facilities in China, and their focus on the home décor and children’s gifts category.”

McCann noted that the January closing date will enable the Company to capture the significant cash flow that is anticipated from the Home and Children’s Gifts category during the calendar year end holiday season, traditionally its largest in terms of revenues and profitability.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), was listed as a Top 50 Online Retailer by Internet Retailer in 2006, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award. 1-800-FLOWERS.COM offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight Fresh From Our Growers®. As always, 100% satisfaction and freshness are guaranteed. The Company’s BloomNet® international floral wire service provides (www.mybloomnet.net) a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® Confections Brands (www.fanniemay.com and www.harrylondon.com); wine gifts from Ambrosia® (www.ambrosia.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800- BASKETS.COM® (www.1800baskets.com) and DesignPac Gifts™ (www.designpac.com) and Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com